Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cal Dive International, Inc. 2006 Long Term Incentive Plan and the Cal Dive International, Inc. Employee Stock Purchase Plan of our report dated May 30, 2006 (except for the first paragraph of Note 1 and Note 13, as to which the date is December 11, 2006), with respect to the combined financial statements of Cal Dive International Inc. and Subsidiaries included in its Registration Statement (Amendment No. 8 to Form S-1 No. 333-134609) filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Houston, Texas
December 19, 2006